Exhibit 99.2
HONEYWELL INTERNATIONAL INC.
(Unaudited)
(Dollars in tables in millions)

SUPPLEMENTAL DISAGGREGATED REVENUE FOR YEARS ENDED DECEMBER 31, 2023 AND 2022

	Years Ended December 31,
	2023	2022
Aerospace
Commercial Aviation Original Equipment	$2,397	$2,089
Commercial Aviation Aftermarket	6,241	5,108
Defense and Space	4,986	4,630
Net Aerospace sales	13,624	11,827
Honeywell Building Technologies
Products	3,583	3,638
Building Solutions	2,448	2,362
Net Honeywell Building Technologies sales	6,031	6,000
Performance Materials and Technologies
UOP	2,586	2,404
Process Solutions	5,267	4,731
Advanced Materials	3,653	3,592
Net Performance Materials and Technologies sales	11,506	10,727
Safety and Productivity Solutions
Sensing and Safety Technologies	2,733	2,860
Productivity Solutions and Services	1,313	1,739
Warehouse and Workflow Solutions	1,443	2,308
Net Safety and Productivity Solutions sales	5,489	6,907
Corporate and All Other	12	5
Net sales	$36,662	$35,466